EXHIBIT 10.5

[ActivCard Letterhead]

October 22, 2001
Via Fax

Mr. Steven Humphreys
119 Groveland Street
Portola Valley, CA

Dear Steve:

I am pleased to offer you a position with ActivCard, Inc. (“ActivCard” or the “Company”) as its Chief Executive Officer. Upon the action of the Board of Directors of ActivCard S.A., you will also be elected the Chairman and Chief Executive Officer of ActivCard S.A.; to assume that position, French Laws require that you be registered first to the French Administration. The registration process will be started immediately following your acceptance of this offer. Your responsibilities will include leadership and management of ActivCard S.A. and its subsidiaries (the “Group”).

In addition, your responsibilities will include the following specific objectives:

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Continue to build a world-class management team; recruit and replace team members that you and I, in my capacity as President and Chief Operating Officer of ActivCard S.A., agree are needed to support achievement of business objectives;

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Identify and recommend to the ActivCard S.A. Board of Directors for nomination very experienced, well recognized executives from our industry as prospective new or replacement Board members who can actively contribute to the success of the Group;

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Lead the investigation and cost/benefit analysis associated with changing the domicile of the publicly traded company of the Group to the United States; present the business case along with your recommendation to the ActivCard S.A. Board of Directors;

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Establish an additional ActivCard office in a location easily accessible from your home, which will be your primary workplace on behalf of ActivCard; you and I, in my capacity as President and Chief Operating Officer, will mutually agree upon the specific office site and location.

Annual Salary:  You will receive an annual salary of $300,000.00 payable twice monthly, in accordance with ActivCard’s normal payroll procedures.

Bonus:  Beginning in Fiscal Year 2002, you will be eligible to receive an annual performance bonus of up to $300,000.00 for achievement of your performance objectives. Specific goals and performance targets for Fiscal Year 2002 will be established and mutually agreed upon by you and the Compensation Committee of the ActivCard S.A. Board of Directors within the first 60 days of your employment; it is anticipated that these goals and performance targets will relate to revenue growth, EPS, gross margin, and channel development.

Stock Options:  At the ActivCard S.A. Board of Directors meeting following your date of hire (October 22, 2001), the Company’s management will recommend to the Board of Directors the issuance to you of an incentive stock option (the “Option”) to purchase 1,250,000 shares of ActivCard’s Common Stock; the exercise price of the Option shall be set and approved by the Board of Directors at the above-referenced Board meeting. The Option will be issued pursuant to the terms of ActivCard’s 2001 Stock Option Agreement. Specifically, these options will vest and become exercisable over a four-year period at a rate of 25 percent of the shares on the first anniversary of the date your employment with the Company commences and 1/48th of the shares per month thereafter; additionally, in accordance with the terms of this Agreement, the exercise price is calculated based on the closing price of ActivCard S.A. shares on the NASDAQ Europe Market for the 20 trading day period that precedes the above-referenced Board meeting. A copy of ActivCard’s 2001 Stock Option Agreement is enclosed.

The ActivCard S.A. Board of Directors is focused on business goals and objectives that support the creation of long-term shareholder value and share price appreciation. At such time as the per share closing price of the ActivCard S.A. shares on the NASDAQ National Market reaches and exceeds $50.00 each trading day for six consecutive months, the unvested portion of the above-referenced stock option grant will fully vest and become exercisable; provided, however, that you agree not to sell more than 25 percent of those shares which carry accelerated vesting in any year until such time as the original four-year vesting cycle associated with those shares has elapsed. Your stock option exercise rights will expire one year following your last day of employment with the Company.

Benefits:  You will, also, be eligible to participate in any Company-sponsored benefits. This consists at present of a medical, dental and vision, group life and accidental death and dismemberment insurance, long-term disability insurance, 401K Plan, and a deferred compensation plan, as well as four weeks of vacation time per annum.

Terms of Employment:  Your employment with the Company will be “at will” and either you or ActivCard may terminate the employment relationship at any time and for any reason, with or without cause. Neither this letter, nor your acceptance thereof, constitutes a contract of employment for any specific term.

However, if your employment is terminated by the Company for any reason other than for “cause,” as defined below, you will be entitled to a period of post-employment termination payments in the amount of your base salary and benefits for a period of twelve months.

For the purposes of this offer letter, termination for “cause” shall mean termination by the Company of your employment by reason of your dishonesty or fraud, gross negligence in the performance of your duties, material breach of the terms of this offer letter or of your Employee Proprietary Information Agreement, conviction of a felony, willful failure to perform your duties for the Company after a written notification has been delivered to you by the Board of Directors that specifically identifies how you have failed to perform, or your willful engagement in conduct that is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise. Your conduct will not be considered “willful” if you reasonably believed that you were acting in the best interests of the Company.

Notwithstanding the foregoing, in the event of a “Change of Control,” as defined below, of the Company in which you are terminated or your responsibilities are substantially reduced or job requirements are otherwise materially changed, you shall be eligible to continue to receive post-employment termination payments equal to your base salary pay for a period of twelve months from the date of your termination or constructive termination. Additionally, in the event a change of control is concluded, the unvested portion of the above-referenced stock option grant will vest and become fully exercisable as of the effective date of the Change in Control.

For the purposes of this offer letter, “Change in Control” shall mean (i) the sale or other disposition of all or substantially all of the assets of ActivCard S.A., or (ii) the acquisition of ActivCard S.A. by another entity by means of consolidation, corporate reorganization or merger, or other transaction or series of related transactions in which more than 50% of the outstanding voting power of ActivCard S.A. is transferred. The term Change in Control shall not include (a) any transaction, the sole purpose of which is to change the state of incorporation of ActivCard S.A.; or (b) a transaction, the result of which is to sell all or substantially all of the assets of ActivCard S.A. to another corporation (the “Surviving Corporation”) provided that the Surviving Corporation is owned directly or indirectly by the shareholders of the company immediately following such transaction in substantially the same proportions as their ownership of ActivCard S.A. securities (on a “fully-diluted” and “as-converted” basis) immediately preceding such transaction.

Non-Executive Board Participation:  ActivCard is aware of and supports your continued participation as non-executive Chairman of SCM Microsystems. Inc., non-executive Board member of SevenMountains Software, AS and Blueprint Pte Ltd as long as participation does not represent a conflict of interest with the Group.

The agreement set forth in this letter, which can not be modified except in writing signed by you and the ActivCard S.A. Board of Directors, sets forth our entire understanding regarding your employment and relationship with ActivCard and supersedes any other negotiations, or written or oral agreements, regarding your employment and relationship with ActivCard. This agreement shall be governed by California law.

Your signature on the attached Acceptance and Acknowledgement page acknowledges your understanding that your employment is contingent upon your providing appropriate legal proof of eligibility to be employed in the United States within three days of your start date as well as signing the Company’s customary Employee Proprietary Information Agreement, a copy of which is attached.

Start Date:  Your employment with ActivCard will commence on or before October 22, 2001.

If you agree with the terms stated in this letter, please sign both copies and return one to me. This offer is valid for three days.

Steve, we understand the nature of the commitment you are making to join ActivCard and want you to do so with great confidence. You have the qualities that distinguish great executives: high integrity, intelligence, leadership, self-awareness, builder of relationships, a bias to action, and a passion to make a difference. We are extremely enthusiastic about your accepting this offer and look forward to working with you.

Sincerely,

/s/    Yves Audebert

Yves Audebert
Director, ActivCard, Inc.
President and Member, Board of Directors, ActivCard SA

Enclosures:	Duplicate Letter
ActivCard 2001 Stock Option Plan
ActivCard Deferred Compensation Plan
Benefits Summary Information
Employee Proprietary Information Agreement

Acceptance and Acknowledgment

I have read, understand, and accept the foregoing terms of employment. I certify that on this date I will not be employed by, on the payroll of any other Company, with the exception of a position(s) on the Board of Directors of a Company whose business activity is not in conflict or competitive with ActivCard S.A. I understand that ActivCard is aware of and supports continuation of my non-executive Chairman role with SCM Microsystems, Inc. and my non-executive Board of Directors role with SevenMountains Software, AS and Blueprint Pte Ltd as long as participation does not represent competition or a conflict of interest with ActivCard. I will provide a written request to the Board seeking its approval of prospective new Board positions prior to entering into new Board-level commitments.

I understand that you do not wish me to bring any confidential or proprietary material of any former employer or to violate any lawful obligation to my former employers.

I understand that my employment is contingent on my providing appropriate legal proof of eligibility to be employed in the United States within three days of my start date as well as signing the Company’s customary Employee Proprietary Information Agreement, a copy of which is attached.

Signed:	/s/ Steven Humphreys
Steve Humphreys

Date:	10/22/01

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